Exhibit 99.1

STEADYMED REPORTS RECENT DEVELOPMENTS, FINANCIAL HIGHLIGHTS AND FIRST QUARTER 2015 FINANCIAL RESULTS

SAN RAMON, Calif., May 14, 2015 — SteadyMed Ltd. (NASDAQ: STDY), a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs, today announced recent developments, financial highlights and financial results for the first quarter ended March 31, 2015.

“SteadyMed has met key objectives in early 2015 and we remain on track to submit an NDA for our lead product candidate Trevyent®, for the treatment of pulmonary arterial hypertension, in Q1 2016” said Jonathan M. N. Rigby, President and Chief Executive Officer of SteadyMed. “We filed for Orphan Drug Designation and successfully completed an additional Human Factors study for Trevyent, strengthened our patent portfolio and built out our senior management team. We raised over $50 million in Q1 2015, completing both a mezzanine Series E financing and an IPO, and continue to expect that these proceeds will enable us to meet our strategic goals through at least mid-2016.”

Recent Developments

•                                          In April, SteadyMed filed an application for Orphan Drug Designation for Trevyent with the U.S. Food and Drug Administration (FDA).

•                                          In April, SteadyMed announced the issuance of a new patent from the United States Patent and Trademark Office (USPTO) and receipt of a Patent Term Extension for an additional 705 days affording additional intellectual property protection through June 2028 for its PatchPump platform technology, which is the drug administration system for Trevyent.

•                                          In April, SteadyMed further strengthened its executive management team with the appointment of David Nassif as its full time Chief Financial Officer.

•                                          In February, SteadyMed successfully completed its seventh in a series of eight planned Human Factors Studies for Trevyent. These studies are designed to ensure that Trevyent is safe, and usable by patients with pulmonary arterial hypertension (PAH) and their healthcare providers. This program of studies was initiated in 2013 and has involved 118 subjects to date.

Recent Financial Highlights

•                                          In March, SteadyMed raised net proceeds of approximately $34.8 million in its initial public offering (IPO) from the sale of 4,700,000 ordinary shares. The company’s shares began trading on the NASDAQ Global Select Market under the symbol “STDY”.

•                                          In January, SteadyMed raised $12.2 million in a third closing of it Series E financing round co-led by funds advised by subsidiaries of Federated Investors Inc. and Deerfield Management Company L.P., and the company’s largest existing shareholders also participated in the financing.

First Quarter 2015 Financial Results

For the first quarter ended March 31, 2015, SteadyMed reported a GAAP net loss attributable to ordinary shareholders of $6.5 million, or $4.35 per share, basic and diluted, compared to a net loss attributable to ordinary shareholders for the first quarter ended March 31, 2014 of $2.8 million, or $6.74 per share, basic and diluted. The current quarter’s calculation used 1,503,708 weighted-average shares outstanding, versus 501,828 outstanding shares in the prior-year period. Included in the first quarter 2015 net loss per share is a non-cash, nonrecurring charge of approximately $0.9 million related principally to an assumed dividend on the company’s convertible preferred stock triggered by an assumed liquidation event prior to the IPO.

All of the company’s previously outstanding convertible preferred stock automatically converted into ordinary shares upon the closing of the company’s IPO on March 25, 2015 (without the occurrence of the assumed liquidation event).

Total operating expenses for the first quarter ended March 31, 2015 were $5.5 million compared to $2.8 million for the quarter ended March 31, 2014.

Research and development (R&D) expenses for the first quarter of 2015 were $4.4 million, compared to $2.3 million for the first quarter of 2014. The increase in R&D expenses year-over-year was primarily due to increased use of sub-contractor services for the Trevyent development and scale up program.

General and administrative (G&A) expenses were $0.9 million for the first quarter of 2015, compared to $0.4 million for the same period in 2014. The increase in year-over-year G&A expenses was primarily due to the additional consulting and professional services expenses incurred in preparation for and completion of the company’s IPO.

Cash and cash equivalents were $48.9 million as of March 31, 2015.

About SteadyMed

SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs. The company’s lead drug product candidate is Trevyent, a development stage drug product that combines SteadyMed’s PatchPump technology with treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial hypertension. PatchPump is a proprietary, disposable, parenteral drug administration platform that is prefilled and preprogrammed at the site of manufacture. SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements concerning the company’s ability to advance its development-stage product candidates, including Trevyent. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, the risk that drug development involves a lengthy and expensive process with uncertain outcome. The risks, uncertainties and assumptions referred to above are discussed in detail in our reports filed with the Securities and Exchange Commission, including our Prospectus which was declared effective on March 19, 2015. The company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contacts:

Marylyn Rigby

Director, Investor Relations and Marketing

925-272-4999

mrigby@steadymed.com

Robert H. Uhl

Managing Director

Westwicke Partners

858-356-5932

robert.uhl@westwicke.com

STEADYMED LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
	Unaudited

Operating expenses:
Research and development	$4,409	$2,251
Marketing	222	219
General and administrative	905	363
Total operating loss	5,536	2,833

Financial income, net	(103)	(81)

Loss before taxes on income	(5,433)	(2,752)
Taxes on income	123	45
Net loss	$(5,556)	$(2,797)

Net loss per share:
Basic and diluted net loss per Ordinary Share	$(4.35)	$(6.74)

Weighted-average number of Ordinary Shares used to compute basic and diluted net loss per share	1,503,708	501,828

STEADYMED LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share and per share data)

	March 31,	December 31,
	2015	2014
	Unaudited
Assets:
Cash and cash equivalents	$48,893	$6,167
Other assets	2,964	4,159
Total assets	$51,857	$10,326

Liabilities and shareholders’ equity (deficit):
Liabilities	$5,604	$10,978
Convertible preferred shares	—	35,669
Shareholders’ equity (deficit)	46,253	(36,321)
Total liabilities, convertible preferred shares & shareholder’s equity (deficit)	$51,857	$10,326